Exhibit 99.1

Contact: Whirlpool Corporation Media: 269-923-7405 Media@Whirlpool.com

Whirlpool Corporation Welcomes Richard J. Kramer to Board of Directors

BENTON HARBOR, Mich., Feb. 19, 2024 — The Whirlpool Corporation board of directors has appointed Richard J. Kramer, former chairman, chief executive officer and president of The Goodyear Tire & Rubber Company, to the board, effective February 19, 2024. Kramer will serve on the corporate governance and nominating committee and the human resources committee.

“As a former CEO with tangible experience driving corporate strategy, we believe Rich Kramer is an excellent addition to our board,” said Marc Bitzer, chairman and CEO of Whirlpool Corporation. “His significant experience in accounting, finance and capital structure, as well as mergers and acquisitions makes him an invaluable resource for Whirlpool Corporation.”

Kramer, 60, was tapped to lead The Goodyear Tire & Rubber Company in 2010 and held the role until his retirement in January 2024. Kramer had been with Goodyear since 2000, where he held various positions including chief operating officer and president, North American Tire. Previously, Kramer was with PricewaterhouseCoopers LLP where he was a partner.

Mr. Kramer is also a director of CNH Industrials N.V.

About Whirlpool Corporation

Whirlpool Corporation (NYSE: WHR) is committed to being the best global kitchen and laundry company, in constant pursuit of improving life at home. In an increasingly digital world, the company is driving purposeful innovation to meet the evolving needs of consumers through its iconic brand portfolio, including Whirlpool, KitchenAid, Maytag, Consul, Brastemp, Amana, Bauknecht, JennAir, Indesit and InSinkErator. In 2023, the company reported approximately $19 billion in annual sales, 59,000 employees and 55 manufacturing and technology research centers. Additional information about the company can be found at WhirlpoolCorp.com.